News release: IMMEDIATE                                         January 20, 1998


J.P. MORGAN REPORTS FOURTH QUARTER AND 1997 FULL YEAR RESULTS

J.P. Morgan & Co. Incorporated reported net income of $271 million in the fourth quarter of 1997, 35% lower than in the fourth quarter of 1996. Earnings per share for the quarter were $1.33 versus $2.04 a year ago. Net income for 1997 totaled $1.465 billion, down 7% from 1996. Earnings per share were $7.17 in 1997 versus $7.63 in 1996.

Douglas A. Warner III, chairman, said: "Fourth quarter results set back Morgan's financial performance for the year. Our momentum with clients is strong, however, and our strategy remains on track: Capitalize on leadership in global markets, continue to expand our asset management business, increase investment banking market share, and improve productivity."

FOURTH QUARTER AND 1997 FULL YEAR RESULTS AT A GLANCE

                                                    Fourth Quarter              Year
--------------------------------------------------------------------------------------------
In millions of dollars, except per share data       1997        1996        1997        1996
--------------------------------------------------------------------------------------------
Revenues                                         $ 1,680     $ 1,805     $ 7,220     $ 6,855
Operating expenses                                (1,308)     (1,197)     (5,066)     (4,523)
Income taxes                                        (101)       (189)       (689)       (758)
--------------------------------------------------------------------------------------------
Net income                                           271         419       1,465       1,574
Net income per share                             $  1.33     $  2.04     $  7.17     $  7.63
--------------------------------------------------------------------------------------------
Dividends declared per share                     $  0.95     $  0.88     $  3.59     $  3.31

REVENUES were $1.680 billion in the 1997 fourth quarter, down 7% from a year ago. For 1997, revenues were $7.220 billion, up 5%.

- Finance and Advisory revenues were $439 million in the fourth quarter, down 7% from the year-ago quarter. Strong increases in advisory and underwriting activities were more than offset by lower global credit revenues. For the full year, revenues were up 10% to $1.919 billion.

- Market Making revenues were $453 million in the fourth quarter, down 24%, reflecting losses from managing equity derivative positions and declines in fixed income activities. In 1997, Market Making revenues were $2.503 billion, compared with $2.550 billion in 1996.

- Asset Management and Servicing revenues rose 20% to $436 million in the quarter, reflecting growth in investment management and private client activities. In 1997, Asset Management and Servicing revenues increased 16% to $1.610 billion.

- Equity Investments revenues were $164 million versus $45 million in the year-ago quarter. In 1997, Equity Investments revenues were $403 million, compared with $296 million for 1996.

--------------------------------------------------------------------------------
Press contact:               Christopher M. Molanphy                212/648-8213
Investor contact:            Ann B. Patton                          212-648-9446

- Proprietary Investing and Trading revenues were $235 million in the quarter, versus $264 million a year earlier. In 1997, Proprietary Investing and Trading revenues were $868 million, compared with $898 million in 1996.

OPERATING EXPENSES rose 9% in the fourth quarter and 12% in 1997.

IN OTHER DEVELOPMENTS, during the fourth quarter of 1997 J.P. Morgan designated as nonperforming approximately $587 million of exposure to Asian counterparties. Events in the region have raised credit concerns regarding certain counterparties in Indonesia, South Korea, and Thailand, countries that are subject to International Monetary Fund support programs. In the fourth quarter, the economic impact of events involving these countries on Morgan's results included a decline in global credit revenues, as the credit quality of swap counterparties deteriorated, and a decline in the value of securities held in the firm's proprietary investment portfolio, which is reflected as a decrease to equity.

In December 1997, Morgan reached an agreement in principle to sell its global trust and agency services business to Citibank. It is expected that the transaction will be completed by the second quarter of 1998 and will not have a material effect on Morgan's ongoing earnings.

In January 1998, Morgan completed the previously announced purchase of a 45% economic interest in American Century Companies, Inc., the fourth largest no-load U.S. mutual fund company selling directly to individuals.


The remainder of this release contains information on specific areas of results, a financial summary, and the consolidated financial statements. A summary of business sector results is included on pages 12 and 13.

REVENUES BY BUSINESS SECTOR


REVENUES were $1.680 billion in the fourth quarter of 1997, down 7% from a year earlier. Revenues increased 5% for the full year to $7.220 billion.

Revenues from client-focused activities, which are reported in the Finance and Advisory, Market Making, and Asset Management and Servicing sectors, totaled $1.328 billion in the fourth quarter of 1997, down 7% from $1.430 billion in the year-ago quarter. For all of 1997, revenues from client-focused activities rose 6% to $6.032 billion.

FINANCE AND ADVISORY (Advisory, Debt and Equity Underwriting, and Credit) revenues were $439 million in the fourth quarter of 1997, 7% below the $471 million reported in the 1996 fourth quarter. Full-year 1997 revenues were $1.919 billion, up 10% from 1996.

Revenues from advisory services and debt and equity underwriting rose 20% to $271 million in the quarter, mainly because of higher levels of equity underwriting. In 1997, advisory and underwriting revenues were $1.075 billion, up 32% from 1996, reflecting record levels of investment banking activity.

For 1997, Securities Data Co. ranked J.P. Morgan sixth in U.S. debt and equity underwriting, unchanged from a year ago; market share grew to 8.0% from 7.1%. The firm ranked 10th in global equity underwriting, up from 16th; market share rose to 2.1% from 1.1%. In U.S. initial public offerings, Morgan ranked fifth in 1997, up from 12th in 1996; market share advanced to 5.4% from 2.0%. In completed mergers and acquisitions worldwide, Morgan ranked seventh in 1997, with a 10.2% market share, compared with fifth in 1996.

Global credit revenues declined to $168 million in the quarter from $246 million a year ago, primarily due to the impact on the value of Morgan's swaps portfolio of a deterioration in the credit quality of Asian counterparties, particularly in South Korea and Thailand. For the year, global credit revenues were $844 million, down 9% from the previous year.

MARKET MAKING (Fixed Income, Equities, Foreign Exchange, and Commodities) revenues totaled $453 million in the fourth quarter, down 24% from a year earlier. In 1997, Market Making revenues were $2.503 billion, compared with $2.550 billion in 1996.

Fixed income revenues in developed markets fell 20% to $228 million in the fourth quarter of 1997, mainly the result of lower revenues from market-making in corporate securities. For the full year, fixed income revenues in developed markets were $1.092 billion, down from $1.305 billion in 1996. Compared with the previous year, 1997 results principally reflected lower swaps revenues.

In emerging markets, market-making revenues were $122 million in the fourth quarter and $542 million for the full year, both essentially unchanged from the prior year.

Market-making in equities produced a loss of $54 million in the fourth quarter of 1997, compared with revenues of $83 million a year ago. Losses from managing equity derivative positions during a period of significant market volatility were primarily responsible for the quarter's result. For the full year, equities market-making generated revenues of $362 million, essentially the same as in 1996.

Foreign exchange revenues advanced 45% to $128 million in the fourth quarter and 46% to $430 million in 1997, reflecting strong results across all products.

Commodities revenues were $29 million in the fourth quarter of 1997, up from $19 million in the year-ago quarter. For 1997, commodities revenues were $77 million, more than double the $38 million reported in 1996.

ASSET MANAGEMENT AND SERVICING (Investment Management, Private Client Services, Futures and Options Brokerage, and Euroclear System) revenues were up 20% to $436 million in the fourth quarter from a year ago. Asset Management and Servicing revenues increased 16% to $1.610 billion for the full year.

Revenues generated from institutional investment management activities and services for private clients increased 14% to $277 million in the fourth quarter of 1997, and 15% to $1.035 billion in 1997. Assets under management grew 20% to approximately $250 billion at December 31, 1997, compared with $208 billion at December 31, 1996. Futures and options brokerage as well as Euroclear-related revenues also increased in the quarter and full-year periods.

Private clients accounted for approximately $160 million of revenues from Morgan's client-focused activities in the fourth quarter of 1997, up 34% from the year-ago quarter. Of this amount, approximately $45 million is recorded in the Finance and Advisory and Market Making sectors. For 1997, private clients accounted for approximately $615 million of client-focused revenues, up 28% from 1996, of which approximately $180 million is recorded in the Finance and Advisory and Market Making sectors.

EQUITY INVESTMENTS (Equity Portfolio Management for Morgan's own account) reported revenues of $164 million in the fourth quarter, compared with $45 million a year ago. Included in reported revenues were net gains of $161 million in the current quarter, primarily related to the sale of investments in the insurance industry, versus net gains of $31 million a year ago. Total return for Equity Investments, which combines reported revenues with the change in net unrealized appreciation, was $11 million in the 1997 fourth quarter. This compares with $254 million in the fourth quarter of 1996, when results benefited from strong appreciation in investments in the insurance industry.

For 1997, Equity Investments revenues were $403 million, compared with $296 million in 1996. Total return was $374 million for 1997, versus $363 million in 1996.

PROPRIETARY INVESTING AND TRADING (Market and Credit Risk Positioning and Capital and Liquidity Management) revenues totaled $235 million for the 1997 fourth quarter, compared with $264 million a year ago. Total return reported revenues plus the change in net unrealized appreciation - for the 1997 fourth quarter was $22 million, compared with $228 million in the same period a year ago, as most activities produced lower returns. Approximately 30% of the change was attributable to declines in the value of securities of obligors in Indonesia, South Korea, and Thailand.

For the full year, Proprietary Investing and Trading revenues were $868 million, compared with $898 million in 1996. Total return was $619 million for 1997, versus $588 million in 1996.

CORPORATE ITEMS (Revenues and expenses not allocated to business sectors, intercompany eliminations, taxable-equivalent adjustment, and results of sold or discontinued businesses) include a 1996 fourth quarter gain of $77 million related to the partial sale of a minority investment.

OPERATING EXPENSES

Operating expenses increased 9% to $1.308 billion in the fourth quarter from a year earlier. For the full year, operating expenses rose 12% to $5.066 billion, reflecting continued spending on client business capabilities and higher levels of business activity. Also contributing to the rise were expenditures related to initiatives to prepare for the Year 2000.

At December 31, 1997, staff totaled 16,943 employees, compared with 16,525 employees at September 30, 1997, and 15,527 employees at December 31, 1996.

Income tax expense in the fourth quarter totaled $101 million, based on an effective tax rate of 27%, compared with an effective rate of 31% in the year-earlier quarter. Income tax expense of $689 million for 1997 reflects an effective tax rate of 32%, compared with an effective tax rate of 32.5% in 1996.

ASSETS

Total assets were $262 billion at December 31, 1997, compared with $270 billion at September 30, 1997.

CREDIT-RELATED ITEMS

At December 31, 1997, Morgan's outstandings and commitments to counterparties in Indonesia, South Korea, and Thailand, countries that are subject to International Monetary Fund support programs, totaled approximately $5.4 billion, primarily consisting of loans, swaps, and debt investment securities. Exposures arising from swaps and debt investment securities will fluctuate with market movements. At December 31, 1997, approximate outstandings and commitments by country were: Indonesia, $900 million; South Korea, $3.4 billion; and Thailand, $1.1 billion. Of the total amount, $1.1 billion of exposure was to governments, $3.1 billion to banks (including government-sponsored institutions), and $1.2 billion to other corporate entities.

During the fourth quarter of 1997, as a result of events in Asia, J.P. Morgan designated as nonperforming approximately $587 million of assets, primarily swaps. Nonperforming assets increased to $659 million at December 31, 1997, from $84 million at September 30, 1997. Charge-offs of $24 million were recorded in the quarter, related primarily to counterparties in Asia. The firm continues to actively monitor the effect of evolving events on its exposures.

Morgan considers approximately 60% of the aggregate allowance for credit losses to relate to exposures to Indonesia, South Korea, and Thailand, as of December 31, 1997. The aggregate allowance, however, remains available to absorb losses inherent in J.P. Morgan's existing portfolio of loans, as well as other undertakings to extend credit or make payments, and all other credit exposures, including derivatives. At December 31, 1997, the aggregate allowance for credit losses was $1.081 billion, compared with $1.096 billion at September 30, 1997. In management's judgment, the aggregate allowance for credit losses remains at an adequate level.

CAPITAL

At December 31, 1997, under the new Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 7.9% and 11.9%, respectively; the estimated leverage ratio was 4.4%. At September 30, 1997, under the new rules, J.P. Morgan's tier 1 and total risk-based capital ratios were 8.1% and 11.6%, respectively, and the leverage ratio was 4.5%.

At December 31, 1997, stockholders' equity included approximately $432 million of net unrealized appreciation on debt investment and marketable equity investment securities, net the related deferred tax liability of $256 million. This compares with $598 million of net unrealized appreciation at September 30, 1997, net the related deferred tax liability of $353 million. The net unrealized appreciation on debt investment securities was $261 million and $343 million at December 31, 1997, and September 30, 1997, respectively. The net unrealized appreciation on marketable equity investment securities was $427 million at December 31, 1997, and $608 million at September 30, 1997.

As previously reported, the Board of Directors in December declared an increase in the regular quarterly dividend to $0.95 per share from $0.88 per share on the company's common stock for the quarter ended December 31, 1997. The Board also approved the purchase of up to 7 million shares of J.P. Morgan common stock to lessen the dilutive impact on earnings per share of the firm's employee benefit plans. These purchases may be made in 1998 or beyond in the open market or through privately negotiated transactions. During 1997, the firm purchased 14 million J.P. Morgan common shares: approximately 7 million shares to lessen the dilutive impact on earnings per share of the firm's employee benefit plans, and approximately 7 million shares pursuant to the Board's December 1996 authorization to buy up to $750 million of common stock, financed principally with the proceeds of a November 1996 issue of trust preferred securities.

                                  #   #   #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

Attached are the financial summary; interim consolidated financial statements, which are unaudited; summary of sector results; trading and investment banking revenue tables; and asset quality tables. J.P. Morgan news releases, including quarterly financial results, are available on the Internet at www.jpmorgan.com.

FINANCIAL SUMMARY
J.P. Morgan & Co. Incorporated
------------------------------------------------------------------------------------------------------------------------------

Dollars in millions, except share data
                                                                                Third
                                                    Fourth Quarter              Quarter               Twelve Months
                                              ----------------------------    ------------    ----------------------------
                                                  1997            1996            1997            1997            1996
                                              ----------------------------------------------------------------------------
Net Income                                    $        271    $        419    $        396    $      1,465    $      1,574

PER COMMON SHARE
Net income (a)
      Basic                                   $       1.44    $       2.17    $       2.10    $       7.71    $       8.11
      Diluted                                         1.33            2.04            1.96            7.17            7.63
Dividends declared                                    0.95            0.88            0.88            3.59            3.31
Book value (b)                                       55.99           54.43           56.83
--------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common
      and dilutive potential common shares
      outstanding                              197,357,488     201,537,658     197,776,475     199,318,315     202,010,237
--------------------------------------------------------------------------------------------------------------------------
Dividends declared on common stock            $        167    $        163    $        157    $        642    $        617
Dividends declared on preferred stock                    8               9               9              35              33

SELECTED RATIOS
Annualized rate of return on average
      common stockholders' equity (c)                  9.7%           15.3%           14.3%           13.4%           14.9%
As % of period-end total assets:
      Common equity                                    4.1%            4.8%            4.1%
      Total equity                                     4.4             5.2             4.3

Regulatory capital ratios
      Tier 1 risk-based capital ratio              (d) 7.9%            (d)         (d) 8.1%
      Total risk-based capital ratio               (d)11.9             (d)         (d)11.6
      Leverage ratio                               (d) 4.4             (d)         (d) 4.5
--------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
      Debt investment securities (e)          $     21,375    $     26,728    $     24,473    $     23,553    $     25,023
      Loans                                         33,151          29,267          31,201          30,636          28,021
      Total interest-earning assets                209,870         185,351         201,723         199,049         171,654
      Total assets                                 269,692         233,985         262,114         252,895         215,043
      Total interest-bearing liabilities           201,381         177,783         196,271         191,361         163,250
      Total liabilities                            258,224         222,607         250,674         241,542         204,052
      Common stockholders' equity                   10,774          10,684          10,746          10,659          10,317
      Total stockholders' equity                    11,468          11,378          11,440          11,353          10,991

Net interest earnings (fully taxable basis)            472             505             489           1,944           1,787
Net yield on interest-earning assets                  0.89%           1.08%           0.96%           0.98%           1.04%
--------------------------------------------------------------------------------------------------------------------------
Employees at period-end                             16,943          15,527          16,525
--------------------------------------------------------------------------------------------------------------------------

(a) Effective December 31, 1997, J.P. Morgan adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 supercedes Accounting Principles Board Opinion (APB) No. 15 and related pronouncements and replaces the computations of primary and fully diluted earnings per share (EPS) with basic and diluted EPS, respectively. Prior period amounts have been restated. Primary EPS was $1.33, $2.04, and $1.96 for the three months ended December 31, 1997, December 31, 1996, and September 30, 1997, respectively, and $7.17 and $7.63 for the twelve months ended December 31, 1997 and 1996, respectively. Fully diluted EPS was $1.33, $2.03, and $1.95 for the three months ended December 31, 1997, December 31, 1996 and September 30, 1997, respectively, and $7.15 and $7.56 for the twelve months ended December 31, 1997 and 1996, respectively.

(b) Excluding the impact of SFAS No. 115, the book value per common share would have been $53.74, $52.08, and $53.73 at December 31, 1997, December 31, 1996,
and September 30, 1997, respectively.

(c) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity would have been 10.2%, 15.9%, and 15.0% for the three months ended December 31, 1997, December 31, 1996, and September 30, 1997, respectively, and 14.1% and 15.6% for the twelve months ended December 31, 1997 and 1996, respectively.

(d) As of September 30, 1997, J.P. Morgan adopted the Federal Reserve Board's new market risk capital guidelines for calculation of risk-based capital ratios, in advance of the mandatory implementation date of January 1, 1998. The new framework amended the existing guidelines by incorporating a measure of market risk for trading positions. In addition, the capital and assets of the Section 20 subsidiary, J.P. Morgan Securities Inc., are no longer excluded from the calculations; however, the effect of SFAS No. 115 continues to be excluded. Risk-based capital ratios for December 31, 1997 are estimates. Ratios at December 31, 1996 have not been restated. In accordance with the Federal Reserve Board's guidelines followed prior to September 30, 1997, ratios at December 31, 1996 exclude the equity, assets, and off-balance sheet exposures of J.P. Morgan Securities Inc. and the effect of SFAS No. 115. The tier 1 risk-based capital ratio, total risk-based capital ratio, and leverage ratio computed under such former guidelines were 8.8%, 12.2%, and 5.9%, respectively, at December 31, 1996.

(e) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated


In millions, except share data

                                                                   Three months ended
                                        --------------------------------------------------------------------
                                        December 31  December 31      Increase/  September 30      Increase/
                                               1997         1996     (Decrease)          1997     (Decrease)
                                        --------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                             $3,271       $2,925       $  346          $3,161       $  110
Interest expense                              2,816        2,441          375           2,689          127
----------------------------------------------------------------------------------------------------------
Net interest revenue                            455          484          (29)            472          (17)



NONINTEREST REVENUE
Trading revenue                                 306          512         (206)            657         (351)
Investment banking revenue                      283          277            6             320          (37)
Investment management revenue                   208          182           26             201            7
Fees and commissions                            179          152           27             164           15
Investment securities revenue                   167           84           83              67          100
Other revenue                                    82          114          (32)             35           47
----------------------------------------------------------------------------------------------------------
Total noninterest revenue                     1,225        1,321          (96)          1,444         (219)

Total revenue, net of interest expense        1,680        1,805         (125)          1,916         (236)

OPERATING EXPENSES
Employee compensation and benefits              729          732           (3)            798          (69)
Net occupancy                                    79           73            6              77            2
Technology and communications                   305          221           84             277           28
Other expenses                                  195          171           24             174           21
----------------------------------------------------------------------------------------------------------
Total operating expenses                      1,308        1,197          111           1,326          (18)

Income before income taxes                      372          608         (236)            590         (218)
Income taxes                                    101          189          (88)            194          (93)
----------------------------------------------------------------------------------------------------------
Net income                                      271          419         (148)            396         (125)

PER COMMON SHARE
Net income
     Basic                                   $ 1.44       $ 2.17       ($0.73)         $ 2.10       ($0.66)
     Diluted                                   1.33         2.04        (0.71)           1.96        (0.63)
Dividends declared                             0.95         0.88         0.07            0.88         0.07
----------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated


In millions, except share data

                                                   Twelve months ended
                                         ---------------------------------------
                                         December 31   December 31     Increase/
                                                1997          1996    (Decrease)
                                         ---------------------------------------
NET INTEREST REVENUE
Interest revenue                             $12,353       $10,713       $ 1,640
Interest expense                              10,481         9,011         1,470
--------------------------------------------------------------------------------
Net interest revenue                           1,872         1,702           170



NONINTEREST REVENUE
Trading revenue                                2,137         2,477          (340)
Investment banking revenue                     1,123           921           202
Investment management revenue                    792           675           117
Fees and commissions                             647           582            65
Investment securities revenue                    409           303           106
Other revenue                                    240           195            45
--------------------------------------------------------------------------------
Total noninterest revenue                      5,348         5,153           195

Total revenue, net of interest expense         7,220         6,855           365

OPERATING EXPENSES
Employee compensation and benefits             3,027         2,884           143
Net occupancy                                    333           296            37
Technology and communications                  1,025           785           240
Other expenses                                   681           558           123
--------------------------------------------------------------------------------
Total operating expenses                       5,066         4,523           543

Income before income taxes                     2,154         2,332          (178)
Income taxes                                     689           758           (69)
--------------------------------------------------------------------------------
Net income                                     1,465         1,574          (109)

PER COMMON SHARE
Net income
     Basic                                   $  7.71       $  8.11       ($ 0.40)
     Diluted                                    7.17          7.63         (0.46)
Dividends declared                              3.59          3.31          0.28
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated


In millions, except share data                                                               December 31   September 30  December 31
                                                                                                    1997           1997         1996
                                                                                             ---------------------------------------
ASSETS
Cash and due from banks                                                                         $  1,758       $    813     $    906
Interest-earning deposits with banks                                                               2,132          1,813        1,908
Debt investment securities available-for-sale carried at fair value (cost: $22,507
   at December 1997, $21,915 at September 1997, and $24,610 at December 1996)                     22,768         22,258       24,865
Equity investment securities                                                                       1,085          1,363        1,290
Trading account assets, net of allowance for credit losses of $350                               111,854        115,144       90,980
Securities purchased under agreements to resell ($39,002 at December 1997, $44,040
   at September 1997, and $32,455 at December 1996) and federal funds sold                        39,002         44,058       32,505
Securities borrowed                                                                               38,375         38,824       27,931
Loans, net of allowance for credit losses of $546 at December 1997, $546 at
   September 1997, and $566 at December 1996                                                      31,032         31,449       27,554
Accrued interest and accounts receivable                                                           4,962          5,859        6,766
Premises and equipment, net of accumulated depreciation of $1,379 at December
   1997, $1,345 at September 1997, and $1,272 at December 1996                                     1,838          1,815        1,865
Other assets                                                                                       7,353          6,199        5,456
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                     262,159        269,595      222,026
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                          1,482          1,022        1,501
   In offices outside the U.S.                                                                       744            749          708
Interest-bearing deposits:
   In offices in the U.S.                                                                          9,232          8,970        7,103
   In offices outside the U.S.                                                                    47,421         44,785       43,412
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                    58,879         55,526       52,724
Trading account liabilities                                                                       71,141         69,799       50,919
Securities sold under agreements to repurchase ($53,202 at December 1997,
   $69,009 at September 1997, and $56,117 at December 1996) and federal funds
   purchased                                                                                      57,804         74,473       61,429
Commercial paper                                                                                   6,622          5,267        4,132
Other liabilities for borrowed money                                                              17,176         17,477       19,948
Accounts payable and accrued expenses                                                             10,865          9,341        5,935
Long-term debt not qualifying as risk-based capital                                               18,246         17,229        9,411
Other liabilities, including allowance for credit losses of $185 at December
   1997, $200 at September 1997, and $200 at December 1996                                         4,129          3,538        1,654
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 244,862        252,650      206,152
Long-term debt qualifying as risk-based capital                                                    4,743          4,163        3,692
Company-obligated mandatorily redeemable preferred securities of subsidiaries                      1,150          1,150          750
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                250,755        257,963      210,594

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,400,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued and
   outstanding: 2,444,300)                                                                           244            244          244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)           250            250          250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)                200            200          200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued: 200,692,673 at
   December 1997, 200,691,873 at September 1997, and 200,688,123 at December 1996)                   502            502          502
Capital surplus                                                                                    1,360          1,380        1,446
Retained earnings                                                                                  9,398          9,308        8,635
Net unrealized gains on investment securities, net of taxes                                          432            598          464
Other                                                                                              1,163          1,070          826
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  13,549         13,552       12,567
Less: treasury stock (24,374,944 shares at December 1997, 22,487,572 shares at
   September 1997, and 15,765,455 shares at December 1996) at cost                                 2,145          1,920        1,135
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                        11,404         11,632       11,432
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                       262,159        269,595      222,026
------------------------------------------------------------------------------------------------------------------------------------

Certain prior period amounts have been reclassified to conform with the December 31, 1997 presentation.

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York


In millions, except share data                                                                   December 31      December 31
                                                                                                        1997             1996
                                                                                                 ----------------------------
ASSETS
Cash and due from banks                                                                            $   1,663        $     920
Interest-earning deposits with banks                                                                   2,195            1,910
Debt investment securities available-for-sale carried at fair value                                   20,539           23,510
Trading account assets, net of allowance for credit losses of $350                                    88,995           72,549
Securities purchased under agreements to resell and federal funds sold                                28,045           21,081
Securities borrowed                                                                                   13,831            6,681
Loans, net of allowance for credit losses of $545 at December 1997 and $565 at December 1996          30,851           27,378
Accrued interest and accounts receivable                                                               4,534            5,858
Premises and equipment, net of accumulated depreciation of $1,208 at December 1997
   and $1,116 at December 1996                                                                         1,669            1,696
Other assets                                                                                           4,096            3,230
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                         196,418          164,813
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                              1,492            1,495
   In offices outside the U.S.                                                                           752              749
Interest-bearing deposits:
   In offices in the U.S.                                                                             10,156            7,114
   In offices outside the U.S.                                                                        48,343           43,716
-----------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                        60,743           53,074
Trading account liabilities                                                                           61,562           44,039
Securities sold under agreements to repurchase and federal funds purchased                            26,017           30,787
Other liabilities for borrowed money                                                                  10,433           13,215
Accounts payable and accrued expenses                                                                  7,160            4,203
Long-term debt not qualifying as risk-based capital                                                   14,320            5,436
Other liabilities, including allowance for credit losses of $185 at December 1997
   and $200 at December 1996                                                                           2,713            1,189
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     182,948          151,943
Long-term debt qualifying as risk-based capital                                                        3,037            2,979
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                    185,985          154,922

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                            --               --
Common stock, $25 par value (authorized shares: 11,000,000; outstanding: 10,599,027)                     265              265
Surplus                                                                                                3,155            3,155
Undivided profits                                                                                      6,927            6,334
Net unrealized gains on investment securities, net of taxes                                              108              149
Foreign currency translation                                                                             (22)             (12)
-----------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                            10,433            9,891
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                           196,418          164,813
-----------------------------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

Certain prior year amounts have been reclassified to conform with the 1997 presentation.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated

----------------------------------------------------------------------------------------------------------------------------------
                                                    Asset        TOTAL
                            Finance               Manage-      CLIENT-    Equity   Proprietary         TOTAL
                                and    Market    ment and      FOCUSED   Invest-     Investing   PROPRIETARY   Corporate   CONSOL-
In millions                Advisory    Making   Servicing   ACTIVITIES     ments   and Trading    ACTIVITIES       Items    IDATED
----------------------------------------------------------------------------------------------------------------------------------
FOURTH QUARTER 1997

Total revenues              $   439   $   453     $   436      $ 1,328   $   164      $   235        $   399    $   (47)   $ 1,680
Total expenses                  320       558         372        1,250        13           38             51          7      1,308
----------------------------------------------------------------------------------------------------------------------------------
Pretax income                   119      (105)         64           78       151          197            348        (54)       372
----------------------------------------------------------------------------------------------------------------------------------

FOURTH QUARTER 1996

Total revenues                  471       595         364        1,430        45          264            309         66      1,805
Total expenses                  320       468         313        1,101        11           44             55         41      1,197
----------------------------------------------------------------------------------------------------------------------------------
Pretax income                   151       127          51          329        34          220            254         25        608
----------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), FOURTH QUARTER 1997 VS FOURTH QUARTER 1996

Total revenues                  (32)     (142)         72         (102)      119          (29)            90       (113)      (125)
Total expenses                   --        90          59          149         2           (6)            (4)       (34)       111
----------------------------------------------------------------------------------------------------------------------------------
Pretax income                   (32)     (232)         13         (251)      117          (23)            94        (79)      (236)
----------------------------------------------------------------------------------------------------------------------------------

THIRD QUARTER 1997

Total revenues                  548       669         407        1,624        66          241            307        (15)     1,916
Total expenses                  343       528         339        1,210        10           49             59         57      1,326
----------------------------------------------------------------------------------------------------------------------------------
Pretax income                   205       141          68          414        56          192            248        (72)       590
----------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), FOURTH QUARTER 1997 VS THIRD QUARTER 1997

Total revenues                 (109)     (216)         29         (296)       98           (6)            92        (32)      (236)
Total expenses                  (23)       30          33           40         3          (11)            (8)       (50)       (18)
----------------------------------------------------------------------------------------------------------------------------------
Pretax income                   (86)     (246)         (4)        (336)       95            5            100         18       (218)
----------------------------------------------------------------------------------------------------------------------------------

BUSINESS SECTORS:

We describe the activities of J.P. Morgan using five business sectors. Three of these sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - focus on services we provide for clients, including positions taken to facilitate client transactions. Two sectors comprise proprietary activities that we conduct exclusively for our own account: Equity Investments and Proprietary Investing and Trading. The Finance and Advisory sector includes results of our Advisory, Debt and Equity Underwriting, and Credit activities. The Market Making sector includes results of our Fixed Income, Equities, Foreign Exchange, and Commodities activities. The Asset Management and Servicing sector includes results of our Investment Management, Private Client Services, Futures and Options Brokerage, and Euroclear System activities. Corporate Items includes revenues and expenses that have not been allocated to the five business sectors, intercompany eliminations, and the taxable-equivalent adjustment. For a complete description of our business sectors, please refer to the J.P. Morgan & Co. Incorporated 1996 Annual report.

METHODOLOGY:

The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of the components of each sector. In addition, certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole. Certain prior year amounts have been reclassified to conform with the 1997 presentation. Effective January 1, 1997, as compensation for managing the firm's credit risk, Global Credit receives fees from other Morgan businesses. Such fees are included as revenues in the Finance and Advisory sector and as a reduction in revenues reported by businesses on whose behalf such credit risk is managed.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated

------------------------------------------------------------------------------------------------------------------------------------

                                                  Asset        Total
                       Finance                  Manage-       Client-     Equity     Proprietary        Total
                           and     Market      ment and       Focused    Invest-       Investing  Proprietary   Corporate   Consol-
In millions           Advisory     Making     Servicing    Activities      ments     and Trading   Activities     Items      idated
------------------------------------------------------------------------------------------------------------------------------------
TWELVE MONTHS 1997

Total revenues        $1,919       $2,503        $1,610        $6,032       $403            $868       $1,271      ($83)     $7,220
Total expenses         1,316        2,015         1,331         4,662         41             178          219       185       5,066
------------------------------------------------------------------------------------------------------------------------------------

Pretax income            603          488           279         1,370        362             690        1,052      (268)      2,154
------------------------------------------------------------------------------------------------------------------------------------

TWELVE MONTHS 1996

Total revenues         1,742        2,550         1,390         5,682        296             898        1,194       (21)      6,855
Total expenses         1,108        1,739         1,140         3,987         34             153          187       349       4,523
------------------------------------------------------------------------------------------------------------------------------------

Pretax income            634          811           250         1,695        262             745        1,007      (370)      2,332
------------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), TWELVE MONTHS 1997 VS. TWELVE MONTHS 1996

Total revenues           177          (47)          220           350        107             (30)          77       (62)        365
Total expenses           208          276           191           675          7              25           32      (164)        543
------------------------------------------------------------------------------------------------------------------------------------

Pretax income            (31)        (323)           29          (325)       100             (55)          45       102        (178)
------------------------------------------------------------------------------------------------------------------------------------


                                   Fourth        Fourth                    Third                       Twelve    Twelve
                                  Quarter       Quarter     Increase/    Quarter       Increase/       Months    Months   Increase/
In millions                          1997          1996    (Decrease)       1997      (Decrease)         1997      1996   (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
REVENUES
Advisory & Underwriting              $271          $225           $46       $328            ($57)      $1,075      $814        $261
 Global Credit                        168           246           (78)       220             (52)         844       928         (84)
------------------------------------------------------------------------------------------------------------------------------------
 FINANCE AND ADVISORY                 439           471           (32)       548            (109)       1,919     1,742         177
------------------------------------------------------------------------------------------------------------------------------------

 Fixed Income                         228           286           (58)       333            (105)       1,092     1,305        (213)
 Emerging Markets                     122           119             3        111              11          542       547          (5)
 Equities                             (54)           83          (137)       106            (160)         362       366          (4)
 Foreign Exchange                     128            88            40         99              29          430       294         136
 Commodities                           29            19            10         20               9           77        38          39
------------------------------------------------------------------------------------------------------------------------------------
 MARKET MAKING                        453           595          (142)       669            (216)       2,503     2,550         (47)
------------------------------------------------------------------------------------------------------------------------------------

 Asset Management Services (a)        277           242            35        259              18        1,035       902         133
 Securities and Futures Services      159           122            37        148              11          575       488          87
------------------------------------------------------------------------------------------------------------------------------------
 ASSET MANAGEMENT AND
 SERVICING                            436           364            72        407              29        1,610     1,390         220
------------------------------------------------------------------------------------------------------------------------------------

 TOTAL CLIENT-FOCUSED
 REVENUES                           1,328         1,430          (102)     1,624            (296)       6,032     5,682         350
------------------------------------------------------------------------------------------------------------------------------------

 EQUITY INVESTMENTS                   164            45           119         66              98          403       296         107
------------------------------------------------------------------------------------------------------------------------------------

 PROPRIETARY INVESTING AND
 TRADING                              235           264           (29)       241              (6)         868       898         (30)
------------------------------------------------------------------------------------------------------------------------------------

 TOTAL PROPRIETARY REVENUES           399           309            90        307              92        1,271     1,194          77
------------------------------------------------------------------------------------------------------------------------------------

 CORPORATE ITEMS                      (47)           66          (113)       (15)            (32)         (83)      (21)        (62)
------------------------------------------------------------------------------------------------------------------------------------

 CONSOLIDATED REVENUES              1,680         1,805          (125)     1,916            (236)       7,220     6,855         365
------------------------------------------------------------------------------------------------------------------------------------

(a)  Includes Institutional Investment Management and Private Client Services

The activities of our Fixed Income, Emerging Markets, and Equities businesses are reflected across several sectors. Aggregate revenues for these businesses for the twelve months ended December 31 follows: Fixed Income - $1,582 million
(1997) and $1,747 million (1996); Emerging Markets - $630 million (1997) and $579 million (1996); and, Equities - $700 million (1997) and $579 million
(1996).

TRADING REVENUE AND RELATED NET INTEREST REVENUE
J.P. Morgan & Co. Incorporated
-----------------------------------------------------------------------------------------------------------------------------------


In millions

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  TOTAL        NET
                           FIXED                     FOREIGN                     PROPRIETARY     TRADING     INTEREST     COMBINED
                           INCOME      EQUITIES      EXCHANGE    COMMODITIES       TRADING       REVENUE     REVENUE        TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

Fourth Quarter 1997        $126        ($142)         $202          $32             $88            $306        $110          $416

Fourth Quarter 1996         273            69           84           10              76             512         113           625

-----------------------------------------------------------------------------------------------------------------------------------

Third Quarter 1997          416            51           78           17              95             657         118           775

-----------------------------------------------------------------------------------------------------------------------------------

Twelve Months 1997        1,138           190          472           64             273           2,137         509         2,646

Twelve Months 1996        1,540           330          320           34             253           2,477         250         2,727

-----------------------------------------------------------------------------------------------------------------------------------



INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated
------------------------------------------------------------------------------------------------------------------------------------


In millions

------------------------------------------------------------------------------------------------------------------------------------
                                          ADVISORY AND                     UNDERWRITING             TOTAL INVESTMENT
                                        SYNDICATION FEES                      REVENUE                BANKING REVENUE
------------------------------------------------------------------------------------------------------------------------------------

Fourth Quarter 1997                         $166                              $117                          $283


Fourth Quarter 1996                          183                                94                           277


Twelve Months 1997                           637                               486                         1,123


Twelve Months 1996                           568                               353                           921

-----------------------------------------------------------------------------------------------------------------------------------

ASSET QUALITY
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------------


NONPERFORMING ASSETS
                                            December 31    September 30     December 31
In millions                                        1997            1997            1996
                                                   ----             ---            ----
Impaired loans:
   Commercial and industrial                       $ 55             $46            $ 89
   Banks and other financial institutions            30               5             --
   Other                                             28              29              31
---------------------------------------------------------------------------------------

Total impaired loans                                113              80             120


Other nonperforming assets,
   primarily swaps                                  546               4             --
---------------------------------------------------------------------------------------

Total nonperforming assets                          659              84             120
---------------------------------------------------------------------------------------


AGGREGATE ALLOWANCE FOR CREDIT LOSSES
                                                           December 31           September 30          December 31
In millions                                                       1997                   1997                 1996
                                                           -----------           ------------          -----------
Aggregate allowance for credit losses                           $1,081                 $1,096               $1,116
------------------------------------------------------------------------------------------------------------------


                                                 Fourth Quarter          Twelve Months
                                                ---------------        ----------------
                                                1997       1996        1997        1996
                                                ----       ----        ---         ----
Charge-offs:
   Commercial and industrial                    ($21)       ($2)       ($60)       ($30)
   Banks and other financial institutions         (3)        --         (17)        --
   Other                                         --          (2)         (2)         (9)
Recoveries                                         9          7          45          25
Translation adjustment                           --          --          (1)        --
---------------------------------------------------------------------------------------